Exhibit 23.2

Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202

We consent to the filing of our form of opinion with respect to Certain Federal Income Tax Consequences to the Shareholders of Evergreen Resources, Inc. of the Merger and LLC Sub Merger filed herewith as Exhibit 8.1 (the “Form of Opinion”) as an exhibit to the Registration Statement (as such term is defined in the Form of Opinion) and the use of our name in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger.” This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Yours very truly,

/s/ Baker Botts L.L.P.

Houston, Texas
June 14, 2004